Exhibit 99.1
NEWS RELEASE

Contacts: OSI Pharmaceuticals, Inc. Kathy Galante (investors/media) 631-962-2043 Kim Wittig (media) 212-824-3204	Burns McClellan, Inc. (representing OSI) Kathy Nugent (media) Laura Siino (investors) (212) 213-0006
OSI Pharmaceuticals Announces Year End 2006 Financial Results
MELVILLE, NY — February 21, 2007 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the year ended December 31, 2006. The Company reported total revenues of $376 million for the year ended December 31, 2006, an increase of $202 million (or 116%) compared to revenues of $174 million for the same period last year. The increase was primarily due to the growth in revenues arising from worldwide Tarceva® (erlotinib) sales, and the addition of Macugen® (pegaptanib sodium injection)-related revenue streams. Total worldwide net sales of Tarceva for 2006 were $650 million, as reported by Genentech, Inc. and Roche, the Company’s collaborators for Tarceva, and represent 109% growth in global sales compared to 2005 global sales of $311 million.
Total revenues are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $155 million for the year ended December 31, 2006 compared to $85 million for the comparable prior year period. These revenues resulted from the Company’s co-promotion arrangement with Genentech. The net revenues were based on total U.S. Tarceva net sales of $402 million for the year ended December 31, 2006 compared to $275 million for the comparable prior year period;
•	Royalty revenues from Roche, the Company’s international partner for Tarceva, of $50 million for the year ended December 31, 2006 compared to $7 million for the comparable prior year period. The royalty revenues were based on total rest of world net sales of $248 million for the year ended December 31, 2006 compared to $36 million for the comparable prior year period;
•	Macugen sales in the U.S. and its territories of $103 million for the year ended December 31, 2006 compared to $31 million for the comparable prior year period. The Company began recording Macugen sales in the fourth quarter of 2005 following the acquisition of Eyetech Pharmaceuticals, Inc.;
•	Other revenue totaling $65 million compared to $50 million for the years ended December 31, 2006 and 2005, respectively, including sales commissions from oncology sales of Novantrone®, license fees, milestones, and collaborative program revenues.
-more-

On an adjusted basis, the Company reported a net loss of $21 million (or $0.37 per share) for the year ended December 31, 2006, compared to a net loss of $77 million (or $1.48 per share) a year ago and an adjusted net loss of $432,000 (or $0.01 per share) in the fourth quarter of 2006. On a GAAP basis, the Company reported a net loss of $582 million (or $10.22 per share) for year ended December 31, 2006, compared with a net loss of $157 million (or $3.02 per share) for the year ended 2005. For the year and three months ended December 31, 2006, respectively, both the GAAP and adjusted basis losses included $22 million (or $0.39 per share) and $6 million (or $0.11) of equity based compensation expense.
The GAAP results include impairment charges of $186 million and $26 million related to Macugen intangibles and Macugen inventory, respectively, recorded in the fourth quarter of 2006. The Macugen intangible charge was based on projected future cash flows using current sales levels of Macugen and the likelihood that the ultimate form of the Company’s transaction to exit the eye disease business will include contingent consideration relating to future sales levels of Macugen. The premature status of the induction/maintenance strategy for Macugen upon which much of the future potential value of Macugen hinges adds considerable uncertainty and risk relating to the value of this contingent consideration. The Macugen inventory charge relates to the potential disposal of certain Macugen packaged syringes with near term expiration dates, and the recoverability of work-in-process and raw materials. Twenty-three million of the $26 million inventory charge relates to the step-up in inventory value recorded at the acquisition date of Eyetech. The GAAP results also include an impairment charge recorded in the second quarter of 2006 of $320 million related to the goodwill acquired in connection with the November 2005 acquisition of Eyetech Pharmaceuticals, Inc., and a one-time $22 million extraordinary gain resulting from the reversal of contingent value rights associated with the Company’s acquisition of Cell Pathways, Inc.
Operating expenses on an adjusted basis were $398 million for the year ended December 31, 2006 compared to $258 million for the comparable prior year period, and exclude purchase accounting adjustments, merger-related costs, impairment charges and certain other significant items. On a GAAP basis, operating expenses were $981 million for the year ended December 31, 2006, and include $532 million of intangible impairment and inventory charges related to our Eyetech operations. Cost of goods sold increased from $19 million to $79 million, with the increase associated with higher U.S. Macugen and Tarceva sales in 2006 compared with 2005, and the Macugen inventory charge. Pfizer’s gross profit share from U.S. sales of Macugen increased from $12 million to $40 million due to the higher current year sales. Research and development expense increased from $126 million to $177 million, and includes full year eye disease research and development expense, increased expenditures on the Tarceva development program conducted in collaboration with Genentech and Roche, restructuring charges and equity based compensation. Selling, general and administration expenses increased from $98 million to $159 million, and were primarily driven by the full year expenses associated with the Macugen commercial organization, equity based compensation and restructuring related charges.
The accompanying table details the charges excluded in the calculation of the Company’s adjusted amounts and includes adjustments for a one-time extraordinary gain together with purchase accounting adjustments, merger related costs and other significant items. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. A reconciliation to reported U.S. GAAP amounts is provided in the table accompanying this report. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on February 21, 2007 at 5:00 PM (Eastern Time). To access the live call or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 800-289-0726 (U.S.) or 913-981-5545 (international) to listen to the call. Telephone replay is available approximately two hours after the call through March 7, 2007. To access the replay, please call 888-203-1112 (U.S.) or 719-457-0820 (international). The conference ID number is 5174516.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
# # #

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$40,187	$29,835	$154,886	$84,727
Product sales	7,304	31,886	104,276	32,411
Royalties on product sales	17,830	5,175	51,501	7,127
Sales commissions	697	8,106	11,755	29,684
License, milestone and other revenues	12,221	7,427	28,937	16,164
Collaborative agreement revenues	5,047	4,081	24,341	4,081

Total revenues	83,286	86,510	375,696	174,194

Expenses:
Cost of goods sold	33,340	15,246	79,223	18,882
Collaborative profit share	1,107	12,312	40,297	12,312
Research and development	43,589	39,947	176,654	125,953
Acquired in-process research and development	—	60,900	—	64,442
Selling, general and administrative	40,683	32,628	158,617	98,393
Impairment of intangible assets	185,724	—	505,985	—
Amortization of intangibles	4,982	6,108	19,912	17,544

Total expenses	309,425	167,141	980,688	337,526

Loss from operations	(226,139)	(80,631)	(604,992)	(163,332)

Other income (expense):
Investment income — net	5,413	2,760	11,315	13,322
Interest expense	(1,906)	(1,408)	(7,578)	(5,065)
Other (expense) income — net	(511)	(767)	(2,975)	(2,048)

	(223,143)	(80,046)	(604,230)	(157,123)
Extraordinary gain net of tax	—	—	22,046	—

Net loss	$(223,143)	$(80,046)	$(582,184)	$(157,123)

Basic and diluted net loss per common share:
Loss before extraordinary gain	$(3.91)	$(1.47)	$(10.61)	$(3.02)
Extraordinary gain net of tax	—	—	0.39	—

Net loss	$(3.91)	$(1.47)	$(10.22)	$(3.02)

Weighted average shares of common stock outstanding	57,126	54,432	56,939	52,078

Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2006	2005*
Cash and investments securities (including restricted investments)	$216,368	$179,606

Total assets	$457,732	$1,058,582

Total stockholders’ equity	$28,946	$578,466

*	Condensed from audited financial statements.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Loss and Reported Loss Per Share to Adjusted Loss Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Reported net loss	$(223,143)	$(80,046)	$(582,184)	$(157,123)
Purchase accounting adjustments	5,829	69,990	38,028	73,532
Merger related costs	(306)	975	5,049	2,355
Other significant items	217,188	2,308	518,008	4,088

Adjusted net loss	$(432)	$(6,773)	$(21,099)	$(77,148)

Reported basic and diluted loss per common share	$(3.91)	$(1.47)	$(10.22)	$(3.02)
Purchase accounting adjustments	0.10	1.29	0.67	1.41
Merger related costs	(0.01)	0.02	0.09	0.05
Other significant items	3.80	0.04	9.10	0.08

Adjusted basic and diluted net loss per common share	$(0.01)	$(0.12)	$(0.37)	$(1.48)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Adjusted net loss and adjusted diluted per share shown above include the following:
Purchase accounting adjustments:
Sale of acquired inventory written up to fair value (a)	$1,303	$6,827	$19,924	$6,827
Intangible amortization (b)	4,526	2,263	18,104	2,263
Acquired IPR&D (c)	—	60,900	—	64,442

Total purchase accounting adjustments	5,829	69,990	38,028	73,532

Merger related costs:
Restructuring costs (d)	(306)	975	5,049	975
Buyout of Prosidion options (e)	—	—	—	1,380

Total merger related costs	(306)	975	5,049	2,355

Other significant items:
Impairment of intangible assets (f)	185,724	—	505,985	—
Restructuring costs (g)	3,239	—	3,239	—
Facility related restructuring charges (h)	3,313	2,308	5,918	4,088
Inventory charges — net (i)	24,912	—	24,912	—
Extraordinary gain (j)	—	—	(22,046)	—

Total other significant items	217,188	2,308	518,008	4,088

Total adjustments	$222,711	$73,273	$561,085	$79,975

(a)	Represents the excess of the fair value over historical cost related to the sale of Macugen inventory written up to fair value in the acquisition of Eyetech Pharmaceuticals, Inc. in November 2005.

(b)	Represents the amortization of the Macugen intangible assets recognized with the acquisition of Eyetech Pharmaceuticals.

(c)	Represents an in process R&D charge related to the acquisition of Eyetech of $60,900 in November 2005 and $3,542 for the acquisition of the minority interest of Prosidion Limited in April of 2005.

(d)	Represents reversal of excess severance accruals related to planned Eyetech workforce reductions of $306 included in R&D for the three months ended December 31, 2006. Represents a charge for severance related to planned Eyetech workforce reductions of $712 included in R&D and $263 included in SG&A for the three and twelve months ended December 31, 2005. Represents a charge for severance related to planned Eyetech workforce reductions of $3,210 included in R&D and $1,839 included in SG&A for the twelve months ended December 31, 2006.

(e)	Represents a charge for the buyout of Prosidion options ($577 included in R&D and $803 included in SG&A).

(f)	Represents an impairment charge for Macugen intangibles of $185,724 and Eyetech goodwill of $320,261.

(g)	Represents a charge for severance related to planned workforce reductions of $2,280 included in R&D and $959 included in SG&A for the three and twelve months ended December 31, 2006.

(h)	Represents facility restructuring charges of $2,994 included in SG&A and $319 included in R&D for the three months ended December 31, 2006, and $5,599 included in SG&A and $319 included in R&D for the twelve months ended December 31, 2006. The full amounts are included in SG&A for the three and twelve months ended December 31, 2005, respectively.

(i)	Represents $26,407 in charges associated with adjusting Macugen inventories to net realizable values, less $1,495 reduction to collaboration profit share expense.

(j)	Represents an extraordinary gain recognized as a result of the reversal of the contingent consideration recorded in the Cell Pathways, Inc. acquisition which in our judgment, will not be paid.
Reconciliation of adjusted operating expenses included in the text of this press release.
Adjusted operating expenses of $397,557 for the year ended December 31, 2006 excluded from the reported operating expenses of $980,688 the $561,085 adjustments shown above less the extraordinary gain of $22,046. Adjusted operating expenses of $257,551 for the year ended December 31, 2005 excluded from the reported expenses of $337,526 the $79,975 adjustment shown above.